Exhibit 4(a)

5/3 Fifth Third Bank

Mr. Donald Gallagher Senior Vice President – Chief Financial Officer and Treasurer Cleveland-Cliffs, Inc. 1100 Superior Avenue Cleveland, Ohio 44114	July 26, 2004

RE:	Waiver and Amendments to the $30,000,000 Credit Agreement dated April 30, 2004

Dear Don,

Please be advised that we hereby waive Section 6.13(f), Permitted Liens, to allow United Taconite to secure a loan from the State of Minnesota with a 23 cy Hitachi Hydraulic Shovel as requested by Ms. Joyce Waschura Senior Manager-Finance in her letter of July 23, 2004. This Waiver applies to this transaction only.

Reference is also made to Section 1.1, Definitions. The Termination Date is amended to April 29, 2005.

Section 6.13(f), Liens On Property, references Section 6.11(c). This reference is amended to Section 6.12(c).

If this is in accordance with your understanding please sign below where indicated and return to me. Call at 216.274.5473 with any questions.

Sincerely,

/s/ R. C. Lanctot

Roy C. Lanctot
Vice President

The above Waiver and Amendments are
agreed to this 30th day of July 2004

Cleveland-Cliffs, Inc.

/s/ Donald J. Gallagher

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